Exhibit 23.2

A PARTNERSHIP OF INCORPRATED PROFESSIONALS                        AMISANO HANSON
                                                        Charterd Accountants

May 4, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Stanford Management Ltd. (the “Company”). We have read the Company’s SB-2/A #14 dated May 4, 2006 and are in agreement with the disclosure in Item 23, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

AMISANO HANSON

"Amisano Hanson"

05/O/NETMEASURE.SEC.EL.10.24.05
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